EXHIBIT 99.1
June 15, 2011
Dear Fellow Shareholder:
On behalf of the Board of Directors, Management and Staff of Killbuck Bancshares, Inc. and The Killbuck Savings Bank Co., it is my pleasure to enclose your semi-annual Dividend Check or Advice of Direct Deposit representing $1.50 per share, the same that we paid a year ago. After deduction for the enclosed dividend, the Book Value of your Stock is $72.15.
Total Assets of the Bank, as of May 31, 2011, stand at $417.3 million compared to $381.9 million a year ago, an increase in total assets of $35.4 million. After tax unaudited earnings for the first five months of 2011 equaled $996 thousand.
Since the first of the year, both loans and deposits have shown respectable growth with loan outstandings totaling $216.1 million and deposits totaling $369.1 million as of May 31, 2011, which is an increase of $7.8 million and $12.7 million respectively from December 31, 2010 totals. We are currently seeing an increase in commercial loan requests but both 1-4 family mortgage loans and consumer loans remain flat. Because of the extremely low yield on investments, we need to have all sectors of lending show growth in order to enhance our earnings. However asset quality remains a high priority and we will not sacrifice quality for quantity.
Our Bank’s Cruisin for a Cure Car Show, held on May 21st in downtown Killbuck, was very successful with over 130 vehicles in the show. I hope you were able to see our staff donate their time and effort to raise money for our Relay for Life Team to benefit the American Cancer Society. Once again our team raised over $10,000 for the fight against Cancer.
I am pleased to report that your Bank was listed in a recent article in US Banker magazine. The report listed the top 200 Community Banks and Thrifts in the nation based on their latest 3-year average return on equity. Killbuck Bancshares, Inc. was ranked 130th.
Even though there are many regulatory changes coming to financial institutions in the coming months, I believe community banks such as ours can thrive if they pursue three basis fundamentals: Maintaining strong relationships through integrity and service, adapting to new technology and expanding product offerings. Time and time again, even though community banks may not be the highest fliers, they end up winning because they stick to these fundamentals.
If you have any questions, do not hesitate to contact us or stop in.
Sincerely,
Craig A. Lawhead
President